Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For more information, contact:

Roger Metz, Vice President

(303) 804-4082

E-mail: roger_metz@csgsystems.com

CSG SYSTEMS INTERNATIONAL, INC. REPORTS

FIRST QUARTER 2007 RESULTS

Revenues of $98.7 million;

Income From Continuing Operations of $0.35 per share.

ENGLEWOOD, COLO. (April 24, 2007) — CSG Systems International, Inc. (Nasdaq: CSGS), a leading provider of customer care and billing solutions, today reported results for the quarter ended March 31, 2007.

First Quarter 2007 Highlights:

•

Results from continuing operations were as follows: total revenues were $98.7 million; operating income was $20.5 million; and income from continuing operations was $15.8 million, or $0.35 per diluted share. Income from continuing operations exceeded the high end of CSG’s financial guidance of $0.32-$0.34 per diluted share primarily as a result of a better than expected income tax rate for the quarter and the impact of lower outstanding shares for the quarter due to higher than expected stock repurchases during the quarter. On a combined basis, these two items provided a benefit of approximately $0.02 per diluted share for the first quarter, when compared to CSG’s guidance expectations. Absent the impact of these two items, CSG would have achieved the mid point of its earnings per share guidance for the quarter.

•

Cash flows from operations for the quarter were $35.7 million, which exceeded CSG’s expectations of $20-$22 million for the quarter, primarily due to better than expected changes in working capital as a result of the timing of a large monthly processing payment from a key client coming in before quarterend.

•	For the quarter, CSG repurchased 3.0 million shares of its common stock for $75.4 million (weighted-average price of $25.11 per share) under its stock repurchase program.

•	To date, approximately 90% of CSG’s cable customer accounts have migrated to CSG’s Advanced Convergent Platform, or ACP.

”We are very pleased with our first quarter financial performance. Our continued strong financial results are a testament to CSG’s strong position in the marketplace and the critical, value-added role we play in our clients’ businesses,” said Ed Nafus, chief executive officer and president of CSG Systems International, Inc. “We remain very focused on delivering innovative, leading-edge technology to our clients in support of their growth and evolution.”

-more-

CSG Systems International, Inc.

April 24, 2007

Summary GAAP Results of Operations Information (unaudited)

(in thousands, except per share amounts and percentages):

	Three Months Ended March 31,
	2007	2006	Percent Change
Continuing operations:
Total revenues	$98,744	$92,960	6%
Operating income	20,454	22,201	(8)%
Income from continuing operations	15,775	15,466	2%
Discontinued operations, net of tax	269	—	NM
Net income	16,044	15,466	4%
Diluted earnings per share:
Income from continuing operations	$0.35	$0.33	6%
Discontinued operations, net of tax	0.01	—	NM

Net income	$0.36	$0.33	9%

First Quarter 2007 Results From Continuing Operations

Total revenues for the first quarter of 2007 were $98.7 million, which is at the high end of CSG’s financial guidance for the quarter. First quarter revenues represent an increase of six percent when compared to $93.0 million for the same period in 2006, and an increase of two percent when compared to $96.6 million for the fourth quarter of 2006. The components of total revenues were as follows: (i) processing revenues for the first quarter of 2007 were $89.6 million, an increase of four percent when compared to $86.4 million for the same period last year, and an increase of three percent when compared to $87.3 million for the fourth quarter of 2006; and (ii) software, maintenance and services revenues were $9.1 million for the current quarter, a 40 percent increase when compared to $6.6 million for the same period last year, however, a two percent decrease when compared to $9.3 million for the fourth quarter of 2006.

Income from continuing operations presented in accordance with generally accepted accounting principles (“GAAP”) for the first quarter of 2007 was $15.8 million, or $0.35 per diluted share, compared to $15.5 million, or $0.33 per diluted share, for the same period last year, and $14.1 million, or $0.30 per diluted share, for the fourth quarter of 2006.

For the first quarter of 2007, CSG’s effective income tax rate was 35%, which was lower than the CSG’s previous expectation of 37%-39%, with the lower tax rate a result of the timing of the recognition of certain income tax benefits for the year. In CSG’s original guidance, certain 2007 income tax benefits were expected to be reflected ratably across 2007. However, after further analysis of this matter under current accounting rules adopted in the first quarter of 2007, these benefits need to be reflected in their entirety in the first quarter income tax rate, rather than spread across the year. The quarterly timing differences related to the accounting for these income tax benefits will have no impact to CSG’s overall income tax rate for 2007, but the lower income tax rate for the quarter did positively impact CSG’s first quarter EPS results by approximately $0.01 per diluted share, when compared to guidance expectations.

CSG Systems International, Inc.

April 24, 2007

Total customer accounts processed on CSG's systems as of March 31, 2007 were 45.4 million, unchanged from the number of customer accounts processed as of December 31, 2006. To date, approximately 90% of CSG’s cable customer accounts have migrated to CSG’s Advanced Convergent Platform, or ACP. The annualized revenue per processing unit (“ARPU”) for the first quarter of 2007 was $7.90 compared to $7.72 for the fourth quarter of 2006.

Supplemental Data

The following information is provided to assist readers in further evaluating CSG’s performance (in thousands, except per share amounts):

	Three Months Ended March 31, 2007		Three Months Ended March 31, 2006
	Amount (1)	Per Diluted Share Impact (2)	Amount (1)	Per Diluted Share Impact (2)
Certain key operating income items:
Restructuring charges	$106	$0.00	$1,149	$0.02
Certain non-cash expenses:
Depreciation	$2,868	$0.04	$2,352	$0.03
Amortization of intangible assets	4,239	0.06	3,735	0.05
Stock-based employee compensation	1,975	0.03	2,834	0.04

Total	$9,082	$0.13	$8,921	$0.12

(1)	These items (on a pretax basis) are calculated in accordance with GAAP, and are reflected as part of continuing operations in the accompanying Unaudited Condensed Consolidated Statements of Income.
(2)	This represents the after tax impact to income from continuing operations on a per diluted share basis using CSG’s effective income tax rates from continuing operations of 35% and 38%, respectively, for the three months ended March 31, 2007 and 2006.

Financial Condition and Cash Flows

Certain key balance sheet items as of the end of the indicated periods are as follows (in thousands):

	March 31, 2007	December 31, 2006	March 31, 2006
Cash, cash equivalents, and short-term investments (3)	$367,586	$415,490	$384,632
Net trade accounts receivable	103,100	110,020	109,407

Certain key operating cash flow items for the indicated quarters then ended are as follows (in thousands):

	March 31, 2007	December 31, 2006	March 31, 2006
Cash Flows from Operating Activities:
Operations	$27,199	$29,549	$25,872
Changes in operating assets and liabilities (4)	8,464	(680)	(3,894)

Net cash provided by operating activities	$35,663	$28,869	$21,978

(3)	The sequential quarterly decrease of approximately $48 million is primarily due to stock repurchases made during the quarter, offset by cash generated from operations.
(4)	The first quarter of 2007 changes in operating assets and liabilities was positively impacted by approximately $10 million as CSG received a monthly processing invoice payment from a key client before quarter end.

CSG Systems International, Inc.

April 24, 2007

Stock Repurchase Program

During the first quarter of 2007, CSG repurchased 3.0 million shares of its common stock for $75.4 million (a weighted-average price of $25.11 per share) under its stock repurchase program. The amount of the first quarter share buybacks exceeded CSG’s previously communicated assumption used in its earnings guidance for the quarter, with the lower outstanding shares for the quarter resulting in a $0.01 per diluted share benefit for the quarter, when compared to our guidance. Through March 31, 2007, CSG has purchased 4.6 million shares for a total of $117.8 million (a weighted-average price of $25.73 per share) towards its planned $350 million stock repurchases announced in August 2006.

CSG Systems International, Inc.

April 24, 2007

Second Quarter 2007 and Full Year 2007 Financial Guidance

“For the second quarter of 2007, we are expecting revenues of between $99 million and $101 million, and full year revenues ranging from $400 million to $406 million. We expect income from continuing operations per diluted share of between $0.35 and $0.37 for the second quarter of 2007, with the full year estimates ranging between $1.46 and $1.52 per diluted share,” Randy Wiese, chief financial officer, said.

A summary of CSG’s financial guidance for continuing operations for the second quarter and full year 2007 is as follows (in millions, except for per share amounts and percentages):

	Second Quarter	Full Year
Revenues	$99 - $101	$400 - $406
Operating Margins	21%	21% - 22%
Effective Income Tax Rate	36%-38%	36%-38%
Earnings per Diluted Share	$0.35 - $0.37	$1.46 - $1.52
Cash Flow from Operations	$29 - $31	$125 – $131

CSG’s quarterly and full year earnings per diluted share estimates noted above are highly dependent on its outstanding diluted share amounts. At this time, the guidance provided above assumes CSG will repurchase six million shares of its common stock under its stock repurchase program ratably during the remaining three quarters of 2007. However, the actual amounts, and the timing of such repurchases, are highly dependent upon various market factors, and as a result, the amount and the timing of share repurchases can vary significantly between quarters or from this nine-month assumption.

There are certain non-cash items included in CSG’s second quarter and full year 2007 income from continuing operations per diluted share guidance noted above. The following table outlines the expected impact of these items, and is provided to assist readers in further evaluating CSG’s expected financial performance for these periods (in thousands, except per share amounts):

	Second Quarter - 2007	Full Year – 2007
Certain non-cash expenses (5):
Depreciation	$3,300	$13,600
Amortization of intangible assets	4,300	17,200
Stock-based employee compensation	2,800	11,500

Total	$10,400	$42,300

Per diluted share impact (6)	$0.16	$0.64

(5)	These items (on a pretax basis) are calculated in accordance with GAAP.
(6)	This represents the after tax impact to income from continuing operations on a per diluted share basis using CSG’s estimated effective income tax rates from continuing operations as noted above.

CSG Systems International, Inc.

April 24, 2007

Conference Call

CSG will host a one-hour conference call on Tuesday, April 24, at 5 p.m. EDT, to discuss CSG's first quarter results. The call will be carried live and archived on the Internet. A link to the conference call is available at www.csgsystems.com.

Additional Information

For additional information about CSG, please visit CSG’s web site at www.csgsystems.com. Additional information can be found in the Investor Relations section of the web site.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (Nasdaq: CSGS) is a leading provider of outsourced billing, customer care and print and mail solutions and services supporting the North American cable and direct broadcast satellite markets. CSG’s solutions support some of the world’s largest and most innovative providers of bundled multi-channel video, Internet, voice and IP-based services. CSG’s unique combination of solutions, services and expertise ensure that cable and satellite operators can continue to rapidly launch new service offerings, improve operational efficiencies and deliver a high-quality customer experience in a competitive and ever-changing marketplace. CSG is a S&P Midcap 400 company. For more information, visit our website at www.csgsystems.com.

Safe-Harbor Statement

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) CSG's ability to continue to perform satisfactorily and maintain good customer relations with its four largest clients, Comcast Corporation, Echostar Communications, Time Warner, Inc., and Charter Communications, which combined make up approximately 70% of CSG’s revenues; 2) the continued acceptance of CSG’s Advanced Convergent Platform and its related products and services; 3) CSG's ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 4) significant forays into new markets, which may prove costly and unprofitable; 5) the degree to which CSG's expectations of market penetration and consumer acceptance of advanced IP services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of those markets; 6) client consolidation, which has decreased the number of potential buyers for many of CSG's products and services; 7) CSG's ability to renew contracts and sell additional products and services to existing and new clients; 8) CSG's ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk; and 9) CSG’s ability to successfully integrate and manage acquired businesses or assets in order to achieve the expected strategic, operating and financial goals established for such acquisitions. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG's reports on Forms 10-K and 10-Q and other filings made with the SEC.

FINANCIALS TO FOLLOW

CSG Systems International, Inc.

April 24, 2007

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS-UNAUDITED

(in thousands, except share and per share amounts)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$208,703	$240,687
Short-term investments	158,883	174,803

Total cash, cash equivalents and short-term investments	367,586	415,490
Trade accounts receivable-
Billed, net of allowance of $1,577 and $1,143	103,100	110,020
Unbilled and other	5,926	5,555
Deferred income taxes	9,124	8,927
Other current assets	5,743	5,636

Total current assets	491,479	545,628
Property and equipment, net of depreciation of $66,418 and $66,656	25,102	23,680
Software, net of amortization of $33,302 and $32,989	7,412	7,725
Goodwill	14,150	14,228
Client contracts, net of amortization of $86,412 and $82,486	34,879	36,024
Deferred income taxes	15,955	19,617
Other assets	6,635	6,594

Total assets	$595,612	$653,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Client deposits	$23,396	$23,645
Trade accounts payable	17,206	15,509
Accrued employee compensation	12,481	20,962
Deferred revenue	19,710	17,586
Income taxes payable	3,043	3,651
Other current liabilities	12,645	10,158

Total current liabilities	88,481	91,511

Non-current liabilities:
Long-term debt	230,000	230,000
Deferred revenue	8,208	8,632
Income taxes payable	4,036	—
Other non-current liabilities	4,871	5,619

Total non-current liabilities	247,115	244,251

Total liabilities	335,596	335,762

Stockholders’ equity:
Preferred stock, par value $.01 per share; 10,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $.01 per share; 100,000,000 shares authorized; 44,333,634 shares and 46,831,643 shares outstanding	621	616
Additional paid-in capital	340,672	340,564
Treasury stock, at cost, 17,777,238 shares and 14,776,238 shares	(435,627)	(360,259)
Accumulated other comprehensive income (loss):
Unrealized gain on short-term investments, net of tax	21	25
Unrecognized pension plan losses and prior service costs, net of tax	(852)	(852)
Accumulated earnings	355,181	337,640

Total stockholders’ equity	260,016	317,734

Total liabilities and stockholders’ equity	$595,612	$653,496

CSG Systems International, Inc.

April 24, 2007

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME-UNAUDITED

(in thousands, except per share amounts)

	Three Months Ended
	March 31, 2007	March 31, 2006
Revenues:
Processing and related services	$89,609	$86,421
Software, maintenance and services	9,135	6,539

Total revenues	98,744	92,960

Cost of revenues:
Processing and related services	44,625	42,904
Software, maintenance and services	5,951	4,516

Total cost of revenues	50,576	47,420

Gross margin (exclusive of depreciation)	48,168	45,540

Operating expenses:
Research and development	13,712	9,901
Selling, general and administrative	11,028	9,937
Depreciation	2,868	2,352
Restructuring charges	106	1,149

Total operating expenses	27,714	23,339

Operating income	20,454	22,201

Other income (expense):
Interest expense	(1,786)	(1,885)
Interest and investment income, net	5,539	4,670
Other, net	62	(55)

Total other	3,815	2,730

Income from continuing operations before income taxes	24,269	24,931
Income tax provision	(8,494)	(9,465)

Income from continuing operations	15,775	15,466

Discontinued operations:
Income from discontinued operations	—	—
Income tax benefit	269	—

Discontinued operations, net of tax	269	—

Net income	$16,044	$15,466

Basic earnings per common share:
Income from continuing operations	$0.35	$0.33
Discontinued operations, net of tax	0.01	—

Net income	$0.36	$0.33

Diluted earnings per common share:
Income from continuing operations	$0.35	$0.33
Discontinued operations, net of tax	0.01	—

Net income	$0.36	$0.33

Weighted-average shares outstanding:
Basic	44,385	46,901
Diluted	44,715	47,409

CSG Systems International, Inc.

April 24, 2007

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS-UNAUDITED

(in thousands)

	Three Months Ended
	March 31, 2007	March 31, 2006
Cash flows from operating activities:
Net income	$16,044	$15,466
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation	2,868	2,352
Amortization	4,534	4,031
Restructuring charge for abandonment of facilities	133	107
Gain on short-term investments	(1,438)	(65)
Deferred income taxes	3,543	2,088
Excess tax benefits from stock-based compensation awards	(460)	(941)
Stock-based employee compensation	1,975	2,834
Changes in operating assets and liabilities:
Trade accounts and other receivables, net	6,549	(2,285)
Other current and non-current assets	(443)	(649)
Income taxes payable/receivable	5,385	7,668
Trade accounts payable and accrued liabilities	(4,727)	(12,051)
Deferred revenue	1,700	3,423

Net cash provided by operating activities	35,663	21,978

Cash flows from investing activities:
Net payments from the disposition of discontinued operations	—	(209)
Purchases of property and equipment	(4,290)	(1,974)
Proceeds from sale of aircraft held for sale	—	7,376
Purchases of short-term investments	(78,146)	(39,650)
Proceeds from sale/maturity of short-term investments	95,500	54,650
Acquisition of business, net of cash acquired	(700)	(20,478)
Acquisition of and investments in client contracts	(2,781)	(1,552)

Net cash provided by (used in) investing activities	9,583	(1,837)

Cash flows from financing activities:
Proceeds from issuance of common stock	420	2,676
Repurchase of common stock	(78,110)	(16,199)
Payments on acquired equipment financing	—	(190)
Excess tax benefits from stock-based compensation awards	460	941

Net cash used in financing activities	(77,230)	(12,772)

Net increase (decrease) in cash and cash equivalents	(31,984)	7,369
Cash and cash equivalents, beginning of period	240,687	346,113

Cash and cash equivalents, end of period	$208,703	$353,482

Supplemental disclosures of cash flow information:
Net cash paid (received) during the period for -
Interest	$95	$97
Income taxes	(705)	10